=================================================================

                                                      --------------------------
                                                      UPDATED SUMMARY APPRAISAL
                                                      --------------------------
                                                      BROADWATER BEACH HOTEL
                                                      --------------------------
                                                      BILOXI, MISSISSIPPI
                                                      --------------------------








PREPARED BY:
Hospitality Valuation Services
A Division of Hotel Consulting Services, Inc.
372 Willis Avenue
Mineola, New York 11501
516-248-8828


SUBMITTED TO:
Mr. Jim Zweifel
Chief Financial Officer
President Casinos, Inc.
800 North First Street
St. Louis, Missouri 63102

                                                           April 11, 1997

                                  Mr. Jim Zweifel
                                  Chief Financial Officer
                                  President Casinos, Inc.
                                  800 North First Street
                                  St. Louis, Missouri  63102
=================
372 Willis Avenue
Mineola, New York 11501                                   Re:     Updated Summary Appraisal
516-248-8828                                                      Broadwater Beach Hotel
516-742-3059 FAX                                                  Biloxi, Mississippi
                                                                  HVS Reference #9710148

                                  Dear Mr. Zweifel:
Stephen Rushmore, CRE, MAI, CHA
President and Founder             Pursuant to your request, we herewith submit our updated
                                  summary appraisal pertaining to the above-captioned property.
                                  We have inspected the site and facilities and analyzed the hostelry market conditions in the Biloxi/Gulfport area. Based on the available data, our analysis, and our experience in the hotel industry, it is our opinion that the market value of the fee simple interest in the subject property described in this report, including the sandwich lease interest in the dock space currently leased from the State of Mississippi and leased to
                                  President Casinos, Inc., as of April 1, 1997, is not less than:

                                                            $41,500,000

                                          FORTY-ONE MILLION FIVE HUNDRED THOUSAND DOLLARS

                                  The following updated summary appraisal, which complies with the requirements set forth in the Uniform Standards of
                                  Professional Appraisal Practice for a summary appraisal report, is a brief recapitulation of the appraisers' data, analyses, and conclusions. It does not include a full discussion of the data, reasoning, and analyses that were utilized in the
New York                          appraisal process to develop the appraisers' opinion of value.
San Francisco                     Supporting documentation is in the appraisers' file and will be
Miami                             made available upon request. The valuation is expressly made
Denver                            subject to all normal assumptions and limiting conditions, a
Vancouver                         copy of which is included in this report.
London

Specialists in Hotel Appraisal
and Consulting Worldwide

                It should also be noted that this updated summary appraisal is meant to serve as an update of our previous appraisal reports for the subject property dated October 18, 1996, and January 23, 1995. The reader is advised to refer to the original appraisal reports for more detailed information regarding our analysis and conclusions.

SUBJECT OF THE  The subject of the summary appraisal is the fee simple interest
ASSIGNMENT      in several non-contiguous parcels of land, totaling +-257.2 acres, improved with a number of different structures that constitute the Broadwater Beach Resort and Resort East.
                Specifically, the subject of the appraisal includes the 333-room Broadwater Beach Resort (Resort), the 284-room
                Broadwater Tower, now formally named Broadwater Resort East
                (Tower), the 138-slip Broadwater Marina, and the 18-hole Sun golf course. In addition to these components, the 218-room
                Broadwater Inn (Inn) is currently operated as part of the Broadwater Resort; however, this component is specifically excluded from this appraisal. The subject property is located along the northern side of Beach Boulevard, approximately one-eighth mile east of Brady Drive, in the City of Biloxi, County of Harrison, and State of Mississippi. The civic address for the Resort property is 2110 Beach Boulevard, Biloxi,
                Mississippi, 39531, while the Tower property is located at 2060
                Beach Boulevard.

                As will be discussed throughout this summary report, the Biloxi market is in the infancy of its transformation from a deteriorating, seasonal resort community characterized by a number of independent hotels and motels suffering from deferred maintenance, to a full-scale destination resort, characterized by a number of recently opened full-service hotels and several planned luxury resorts offering an array of attractions in addition to gaming. Casino operators have realized that in order to effectively compete in the Gulf Coast market, it is necessary to offer not only a first-class casino, but also a land-based resort, complete with hotel rooms, food and beverage outlets, meeting space, and a number of other entertainment attractions that serve to differentiate the product. In all cases, the casino and land-based resort are marketed as a single entity.

                In contrast, the subject property represents an older resort property that suffers from deferred maintenance and a significant amount of functional obsolescence. Furthermore, the property's casino dock space is leased to an outside operator and, as such, the property is not able to capitalize on the marketing and operational synergies typically enjoyed by its competitors. As a result, both the hotel and casino operation have suffered, and neither represents the highest and best use of one of the largest, and most well-located development sites available along the Gulf Coast.

                The subject property leased its dock area and other related areas for a 30-year period, beginning July 15, 1992. This agreement would preclude an investor from purchasing the site and redeveloping it as a destination resort. Rather, an outside investor would need to consider the value of the hotel, marina, and golf course in its current state, along with the value in the sandwich lease position and the upside potential that would occur if the lease were terminated prior to its natural end.

OBJECTIVE OF    The objective of the updated summary appraisal is to estimate
THE UPDATED     the market value of the fee simple interest in the subject
SUMMARY         property, as well as the market value of the sandwich leasehold
APPRAISAL       interest in the dock area currently leased from the State of
                Mississippi and leased to President Casinos, Inc.

                Market value is defined as:

                   The most probable price, as of a specified date, in cash, or in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress.<F4>

PROPERTY        The property rights appraised are the fee simple interest in
RIGHTS          the land and improvements, including furniture, fixtures, and
APPRAISED       equipment, as well as the sandwich leasehold interest in the dock area currently leased from the State of Mississippi and leased to President Casinos, Inc.

EFFECTIVE DATE  The effective date of the appraisal is April 1, 1997. All
OF THE          projections are expressed in inflated dollars, and the value
APPRAISAL       estimate represents 1997 dollars. The subject property was inspected by Rodney G. Clough on September 24, 1996, and by
                Frank P. Dougherty on January 10, 1995.

SCOPE OF THE    The information contained in this report was collected and
APPRAISAL       analyzed by the staff of Hospitality Valuation Services. Data such as operating histories and a description of the subject property were supplied by the current owners and management of the property. The subject property has been inspected,

                [FN]
                <F4> "The Appraisal of Real Estate - Tenth Edition", Appraisal
                      Institute, Chicago, IL, 1992, p. 20.

                and we have gathered economic data, information on comparable sales, areawide and competitive occupancies and average rates, operating expenses, and capitalization and equity yield rates. We have analyzed this information and considered the sales comparison and income capitalization approaches. In the income capitalization approach, the subject property has been valued using a ten-year discounted cash flow analysis in which the cash flow to equity and the equity reversion are discounted to the present value at the equity yield rate, and the income to the mortgagee is discounted at a mortgage interest rate. The sum of the equity and mortgage values is the total property value.

                In the development of the opinion of value, the appraisers performed a complete appraisal process as defined by the Uniform Standards of Professional Appraisal Practice. This means that no departures from Standard 1 were invoked.

OWNERSHIP       On June 15, 1992, BH Acquisition Corporation, which is wholly
HISTORY         owned by John E. Connelly, purchased the Broadwater Beach
                Resort from the Joe W. and Dorothy Dorsett Brown Foundation.
                The property, which included the hotel, two 18-hole golf courses (one of which, the Sea golf course, has since been sold), and the marina, was purchased for $19.98 million. On
                March 29, 1993, BH Acquisition Corporation purchased the Grand
                Biloxi Beach Resort, which is now known as the Broadwater
                Tower, for $6,436,079 and the assumption of several capital leases.

                In August of 1992, BH Acquisition Corporation entered into a Public Trust Tidelands lease with the Secretary of the State of Mississippi. The lessor agreed to lease all submerged lands or tidelands and superadjacent water column within the marina parcel of the property. The initial term of the lease is ten years with a five-year renewal option. The annual rental during the first five-year term is $295,000. At the end of the first five-year term, the new rental amount will be determined in accordance with the then current Mississippi law.

                On July 15, 1992, BH Acquisition Corporation entered into a lease with President Casinos, Inc. to lease certain dock areas, related tidelands and fastlands, 21 hotel units, and the right to use approximately 685 parking spaces on a non-exclusive basis and 400 parking spaces on an exclusive basis. The initial term of the lease was for three years, with nine additional three-year renewal options. The lease is in its first renewal period, and the annual rental amount is $2,725,000 net to BH Acquisition Corporation.

                President Casinos, Inc. is responsible for all real estate taxes, maintenance, utilities, and other charges, including the annual rental payment to fulfill the Public Trust Tidelands lease. The subject property is currently managed by BH Acquisition Corporation, and no formal management contract is in place.

                According to a letter dated July 17, 1996, the subject property was at one point under contract to be purchased by Primadonna Resorts, Inc. This transaction, which did not ultimately come to fruition, was expected to include the associated rights in the leasehold interest, which comprises the operation of the President Casino and the associated defined premises (including the dock area, tidelands, and fastlands) for $15,000,000, as well as the resort premises for an additional $41,500,000.

                It is our understanding that the subject property is now under contract to be purchased by President Casinos, Inc. under the same terms as the failed Primadonna transaction.

DESCRIPTION     As it is currently operated, the Broadwater Beach Resort
OF THE          consists of five distinct components, all of which are jointly
PROPERTY        owned and operated by BH Acquisition Corporation: the 333-room
                Broadwater Beach Resort (Resort), the 284-room Broadwater
                Resort East (Tower), the 138-slip Broadwater Marina, the
                18-hole Sun golf course, and the Broadwater Inn. This appraisal specifically excludes the interests in the Broadwater Inn.

                The Resort consists of a total of 354 guestrooms located in 20 different two- to three-story structures, all of which surround a central courtyard area. It should be noted that although the Resort contains a total of 354 rooms, 21 units are leased to President Casinos, Inc. for use as office space. Therefore, this 21-room block has been permanently removed from the available room count. Because we have assumed that the President Casino would remain at its current site, all future projections for the Resort property are based on a room count of 333.

                The main building of the Resort houses all of the property's public space, including +-14,200 square feet of meeting space, a restaurant, a small lobby lounge, a gift shop, and a beauty salon. Since its opening in the early 1950s, the Resort was slowly expanded over the next 28 years. The last building to be constructed, the Garden apartments, was finished in approximately 1968. Recreational amenities at the property include two outdoor swimming pools, two volleyball nets, six tennis courts, a playground, a covered recreational center and snack bar, and a jogging track.

                With the exception of several rooms in the main building, all of the guestrooms at the Resort are exterior-corridor rooms. Approximately 32 units have full kitchens, and many of the rooms are adjoining. Typical guestroom furnishings include two double beds, a chair, a small table, and a bureau. The rooms are not equipped with desks or any type of work surface.

                The Tower originally opened in 1975 and consists of one eight-story building that houses the majority of the public space as well as the superior guestrooms, and three additional two-story structures that contain the cabana guestrooms. Housed on the first and second floors of the Tower are a restaurant, a full lounge, a small lobby lounge, and approximately 13,800 square feet of meeting space. A separate one-story structure, which was at one time a nightclub leased to an independent operator, is now known as Gulf Hall and contains approximately 8,800 square feet of meeting space. Additional amenities at the Tower include a large outdoor swimming pool with surrounding deck, and four tennis courts.

                Located directly across from the Resort is the Broadwater Marina, which contains 136 slips, a restaurant with lounge, docking space for the President Casino, and approximately 600 parking spaces. The Sun golf course is situated to the north and northwest of the Resort property; although this 18-hole, 7,190-yard course is actually contiguous with the Resort property, a railroad easement prohibits direct access.

CONDITION       According to owner representatives, prior to the 1992
AND             acquisition by BH, the resort was in very poor condition.
UTILITY         Between June of 1992 and March of 1996, a total of
OF THE          approximately $4,479,206, or $13,450 per salable guestroom, was
PROPERTY        spent to renovate the Resort. Some of the major projects
                included the installation of a new computer and telephone system, the addition of fire alarms, the purchase of new golf maintenance equipment, and a complete soft goods renovation of the majority of the guestrooms. The room renovation included the installation of new carpets, drapes, bedspreads, wall vinyl, and televisions. Within the Tower, approximately
                $633,534 has been spent in renovations since the acquisition of this property. Some of the major projects included the installation of new televisions in all guestrooms, a complete ballroom renovation, the replacement of all guestroom mattresses, and the replacement of carpet and wall vinyl in approximately
                179 guestrooms.

                Although BH Acquisition has spent a considerable amount of money renovating and repairing the subject property over the last several years, as a result of its age and staggered construction, the property (or more specifically, the Resort) suffers from a significant amount of incurable functional obsolescence. This obsolescence is most obvious in the size and configuration of the guest bathrooms, the sprawling design of the guestroom structures, the lack of fire sprinklers in the guestrooms, the exterior appearance of the buildings, and the type of construction. In addition, although the guestrooms received a soft goods renovation, the bathrooms were not renovated and are dated in appearance and show signs of wear. Lastly, the guestroom furnishings are worn and dated in appearance and will need to be replaced within the next several years.

                Within the Tower, only a minimal amount of money has been spent to date on the guestrooms, and although the rooms in the high-rise building are in fair condition, the rooms in the Cabana buildings are in need of renovation. Furthermore, the guestroom corridors within the Cabana buildings are in particularly poor condition.

                In consideration of the property's current condition, we have included a capital deduction for a minor renovation in 1997 and 1998. Our deduction includes approximately $1,250,000 during the first projection year and $850,000 during the second. This is expected to allow the subject property to upgrade its room product to a level that will enable the operation to make gains on its lost market share.

                Overall, the subject property is currently considered to be in fair to poor condition. Although the needed capital improvements will address several of the most notable deficiencies, the subject property will continue to be dated in appearance because of its age and the amount of incurable obsolescence. As will be discussed later in this report, the condition of the subject facilities will continue to limit the property's competitiveness, particularly when compared to the older competitors that have been renovated and the newer hotels that have opened recently. Although the subject property's abundance of recreational amenities and the ability to offer golf packages will be competitive advantages, the majority of the competition represent superior products.

MARKET AREA     The subject property's market area is the Biloxi-Gulfport-
ANALYSIS        Pascagoula MSA, which includes the counties of Harrison,
                Hancock, and Jackson. More specifically, the subject property's market area could be defined as the Mississippi
                Gulf Coast, and primarily the cities of Gulfport and Biloxi.

                In November of 1991, a referendum legalizing dockside gaming throughout the State of Mississippi passed, and in August of 1992, Biloxi's first riverboat casino opened. Although some local residents may regret the day this occurred, casino gaming has emerged as the economic salvation of the Gulf Coast, despite a number of drawbacks. In the pre-casino era, the Gulf Coast's economy was primarily dependent on four major industries: the military, which has a major presence in the area by way of Keesler Air Force Base; the seafood industry, which is largely dependent on the nation's and world's desire for Gulf shrimp; shipbuilding, which is largely dependent on government defense contracts; and tourism, which has long been a mainstay of the area.

                Each of these four major industries, with the exception of the military and Keesler Air Force Base, was struggling in the early 1990s. The decline in government defense spending, as well as the nationwide recession during the last several years, had a significant negative impact on the area's shipbuilding trade, and a turnaround for this industry is not seen in the foreseeable future. Although the seafood industry has been relatively stable over the last several years, a decline in local harvests, rising operating costs, and an increase in foreign competition have all combined to slow any major growth in this industry. Tourism has long been one of the area's most successful industries; however, prior to casino gaming, this sector was primarily seasonal, with many of the smaller lodging facilities closing during the winter months.

                Although Biloxi and the Mississippi Gulf Coast Coliseum and Convention Center, which boasts a 12,000-seat arena and a 102,000-square-foot convention center, have always been the principal hosts of most of the large, in-state convention business, the construction of newer convention facilities in both New Orleans and Mobile has successfully lured many of the regional convention and group business to these cities. However, usage of the facility remains strong; attendance levels increased steadily each year since 1991. The following table illustrates countywide convention data made available through the Mississippi Gulf Coast Convention and Visitors Bureau; as of April, 1997, only fiscal year data ending September, 1996, was available.

===========================================================================================
TABLE 1     CONVENTIONS, DELEGATES, AND ECONOMIC IMPACT - HARRISON COUNTY
-------------------------------------------------------------------------------------------
                      CONVENTIONS           DELEGATES                ECONOMIC IMPACT
                   -----------------   -------------------       ----------------------
                   1994/95   1995/96   1994/95     1995/96       1994/95        1995/96
-------------------------------------------------------------------------------------------
October              35        33        9,560      9,665     $ 6,803,802     $ 6,878,530
November             13        12        2,420      3,310       1,722,301       2,355,710
December              7         3        1,620      1,100       1,152,946         782,864
January              13        10        3,620      2,625       2,576,335       1,922,278
February             18        19        5,495      5,032       3,910,763       3,684,915
March                26        20        8,760      8,965       6,234,446       6,565,037
April                16        34        3,800      6,965       2,704,440       5,100,444
May                  35        32        9,849      7,356       7,009,482       5,199,829
June                 43        39       11,575     10,375       8,237,867       7,394,209
July                 41        45       11,780     10,481       8,395,545       7,675,199
August               25        37        6,645     12,081       4,729,212       8,846,873
September            31        28        4,876     10,150       3,470,224       7,432,808

Totals:             303       312       80,000     88,105      56,947,363      63,838,696
Yearly Increase:              3.0 %                  10.1 %                          12.1 %

                   Mississippi Gulf Coast Convention and Visitors Bureau
-------------------------------------------------------------------------------------------

                In order to become more competitive, the Biloxi facility is undergoing an expansion. Construction recently commenced on a 70,000-square-foot exhibit and meeting space addition, which is scheduled to open in November of 1997. This expansion bodes well for the subject property and the Biloxi area as it will allow the center to attract a greater variety of groups.

                Despite the significant cutbacks in military spending over the last several years, the government presence within Biloxi and the entire Gulf Coast has continued to be a stabilizing factor. Keesler Air Force Base survived the recent round of base closings and, in fact, has benefited as personnel from the closed bases have been relocated to Keesler. In July, 1992, the U.S. Navy Homeport opened in Pascagoula, just east of Biloxi. This new base is home to six guided-missile frigates and employs approximately 2,000 people. Despite this recent opening and the slight expansion of Keesler, a continued decline in military spending is expected into the future; thus any future growth in this segment of the local economy will be limited.

                Overall, the economic outlook for both Biloxi and Gulfport was rather bleak prior to the legalization of gaming; however, the casino industry has had a dramatic effect on local, regional, and state economies. According to state legislation, casino gaming is legal on waters that lie adjacent to the State of

                Mississippi south of its three most southern counties: Hancock, Harrison, and Jackson. Although this very poorly worded legislation has caused a significant amount of confusion about what is and is not a viable casino site, in general casinos are allowed along the Gulf Coast and within the back bays of those cities fronting the coast. Mississippi features comparatively liberal gaming laws by allowing gaming boats to dock 24 hours (the regulatory system is modeled after Nevada's system), by keeping the tax rate low (11% of gross revenues compared to 20% in other states), and by not imposing any bet limits. As of April, 1997, there are 12 casinos operating along the Gulf Coast; eight of these are located within Biloxi, two are located in Gulfport, while the balance are located further west, in Bay St. Louis and Lakeshore. Statewide, casinos feature more than 1.1 million square feet of gambling space, more than any state outside Nevada. As of April, 1997, there were 30 licensed casinos in the state.

                The economic impact to the area has been tremendous. Visitation to the state-licensed casinos averaged 13.2 million people during each quarter in 1996. These visitors were equally divided between the Gulf Coast and the North River County casinos. Approximately 70% of all visitors were from out of state. A review of some of the most recently available statistics indicates that the tourism and recreation industry accounted for 75,132 jobs in 1996. This represented a 7.5% increase over the same period one year earlier. The casino industry specifically has directly or indirectly brought over 27,000 new jobs to Mississippi. Total gaming jobs represented 36.9% of 1996 tourism and recreation employment, and hotel and motel tax collections increased by 12.2% per year between 1993 and 1996.<5> Gross gambling revenues for 1995 reached $1.7 billion, third behind Nevada ($7.3 billion) and Atlantic City, New Jersey ($3.3 billion).

                In contrast to the economic boom the casinos have created, the casino industry itself experienced financial difficulties soon after its inception in the area. Although somewhat locationally restricted, the state law allowing gaming set no limits on the number of casino licenses that would be granted. Rather, the legislature decided to allow market forces to determine the appropriate number of casino operations. To the surprise of many, these market forces had a significant impact on several of the original casinos. In January of 1995, the Biloxi Belle casino, one of the first to open in Biloxi and also one of the smallest properties, ceased operation. In addition, two other operations, the Palace Casino and Treasure Bay, are currently

                [FN]
                <F5>According to the Harrison County Tourism Commission, these figures are computed on a fiscal-year basis, October through September.

                operating under Chapter 11 bankruptcy protection. These financial difficulties were largely a result of over-leveraging and limited financial resources. In determining the financial feasibility of their operations, many of the newest operators relied on the spectacular success of the early operations and did not consider how the influx of new competition would have a negative effect on the amount of win per operation.

                Many industry analysts and casino operators believe that the casino industry in Mississippi is evolving. The smaller, independent casino operations are being replaced or joined by larger, nationally known casino operators. Virtually every major casino company in Nevada is building or operating a casino in Mississippi. These companies include Boomtown Inc., Boyd Gaming Corp., Bally Entertainment Corp., Circus Circus Enterprises Inc., Fitzgeralds Gaming Corp., Grand Casinos Inc., Harrah's Entertainment Corp., Horseshoe Gaming, Imperial Palace, Lady Luck Gaming Corp., Mirage Resorts Inc., and ITT Corp.

                Operators have realized that gaming alone is not a sufficient attraction to support the number of vessels currently in operation. The factors that restricted growth in the past included a limited supply of hotel rooms, the poor quality of the existing hotel rooms, the lack of jet service to the Gulfport/Biloxi Regional Airport, the limited size of the convention center, and the lack of additional nighttime entertainment options. However, these factors are being addressed as follows.

                      * Guestroom inventory (1,400 rooms total) was added in
                        1995 at the Grand Casino in both Biloxi and Gulfport, as well as the Isle of Capri Casino. Additional room inventory is being constructed with several expansions and new casino hotel projects. Mirage Resorts held official ground-breaking ceremonies for its new $475-million, 1,800-room luxury resort to be named Beau Rivage.

                      * Many of the existing hotel rooms were improved when
                        the area Holiday Inns completed major renovations. These renovations were required by Holiday Inn and have since allowed these properties to increase average room rates and occupancies considerably.

                      * Jet service to the area has improved with the addition
                        of charter service, which was virtually non-existent in 1992 with 2,789 passengers; this number increased to approximately 101,370 passengers by 1996 (enplanements only).

                      * The convention center is undergoing a major expansion
                        project, scheduled to open in late 1997.

                      * Entertainment options are increasing with the opening
                        of the 1,900-seat showroom at the Grand Casino Biloxi, and the construction of the Mirage and the Imperial Palace projects, which include entertainment options in addition to the casinos.

                In addition to the market forces driving these land-based investments, the Mississippi State Gaming Commission enacted a regulation in October of 1994 requiring that all casino operators must own, or be actively planning to build, a hotel of at least 250 rooms at the time the casino license is renewed. The regulation also provides that if it can be demonstrated that the market cannot support additional rooms, then the operator is required instead to make an investment in a land-based entertainment facility equivalent to at least 25% of the initial casino development cost. Although this regulation bodes well for the future of the Biloxi market as a whole, it may have a devastating effect on marginal casino operations during the short term.

                Casino licenses must be renewed every three years. As a result, most of the initial licenses that were granted in early 1992 have expired and are subject to the new hotel regulation. To date, the Gaming Commission has not strictly enforced this regulation; no operations have been forced out of the market due to a lack of rooms. Guestrooms continue to be added to the market to accommodate excess existing demand, not because of the license requirement. The Copa Casino, Boomtown, Lady Luck, and Casino Magic casinos are in the process of "actively" developing a hotel, although ground has not been broken on these additions.

                It should be noted that the Gaming Commission currently recognizes the relationship between the President Casino and the Broadwater as one that satisfies the land-based investment requirement. However, it should also be noted that if the Broadwater were sold to a third party, this relationship would no longer exist, and the President Casino would then be subject to the existing regulation.

                Because of the evolving establishment of the Biloxi area as a resort destination, the recent addition of riverboat gaming to New Orleans has had a limited effect on the area.

AREA            The Biloxi/Gulfport market area is currently in the infancy
CONCLUSION      stages of its establishment as a resort destination. Although the casino industry has quickly established itself as the significant driving force behind the local economy, this industry is still young, and future growth will depend on the continued success of the Grand Casino Hotels and the Isle of Capri Casino Hotel. Growth will also depend on the pending success of those resorts now under construction and proposed, particularly Beau Rivage, the Imperial Palace, and the development of the subject property. Because each of these developments, including the subject property, should provide multi-faceted resort experiences, the development of the area as a nationwide destination resort appears likely.

                Fortunately, many of the casino operators, both existing and those planning future casinos, as well as the gaming commission itself, now realize that the only way to ensure the future success of the Mississippi Gulf Coast gaming market is to create a more comprehensive destination resort area offering a variety of attractions in addition to gaming. Whether Biloxi can undergo this transformation in a short enough period to stave off the effects of increased competition remains to be seen.

EXISTING        Lodging demand in the Biloxi/Gulfport area can generally be
MARKET          segmented into three primary demand categories: transient,
SEGMENTS        group, and casino/tour. Following is a brief description of each category.

                Transient demand is generated by independent travelers seeking accommodation in the Biloxi area primarily for leisure purposes. However, this segment also includes the commercial and government demand that exists in the market. The transient segment typically is the most price-insensitive, and often represents the highest average rate. During the peak summer season, much of this demand, with the exception of government demand and a limited amount of commercial demand with pre-negotiated rates, is paying rack rates. In the case of the subject property, this segment also represents additional room nights generated by the President Casino that exceed the number of blocked rooms for that day.

                Group demand generally represents any room night demand consisting of ten or more room nights booked by a common agent for a group with a common goal. Group demand typically includes conventions, meetings, and seminars and can be further segmented to categorize associations, corporate meetings, and social groups. Historically, the subject property, which currently has the most amount of meeting space within the Biloxi market and offers the largest ballroom (the Gulf Room at 8,757 square feet), has competed quite well in this segment. However, the expansions of the Grand Casinos in Biloxi and Gulfport include a considerable amount of meeting space; these additions will likely affect the competitive level of the subject property in this market segment negatively.

                Casino/tour demand represents a market segment somewhat specific to Biloxi and includes room nights that are blocked by a casino on a long-term basis, as well as room nights that are sold to tour operators who then package the vacation along with transportation (typically via motor coach) and other amenities. This segment represents the lowest-price category; however, it is also the most readily available business in the market. Casino blocks are typically being sold for $35 to $50 per room night, while tour business generally falls in the lower end of this price range. In order to maximize rooms revenue potential, hotel operators are forced to "time manage" this business. In other words, the optimal solution is to accommodate as much of this business as possible without ever having to turn away a higher-rated transient or group guest.

                According to the Gulf Coast Hotel/Motel Association, there are approximately 6,000 guestrooms located along the Mississippi Gulf Coast, with +-3,400 situated in Biloxi, +-1,500 located in Gulfport, and the balance scattered in other areas. The hotel market in the Biloxi area is generally characterized by the new Grand Casino Hotels, the new Isle of Capri Casino Hotel, and a number of old, but renovated, Holiday Inns. The remaining lodging facilities are worn, independently operated properties that for many years were open only during the high-season months extending from May to October. The vast majority of these independently operated facilities are over 20 years old, and as a result of the recessionary economy that existed in the area prior to the advent of casino gaming, many of the properties suffer from a significant amount of deferred maintenance.

                The following chart graphically depicts the historical areawide occupancy levels for the greater Gulf Coast area as compiled by the Gulf Coast Hotel/Motel Association.

=======================================================================================
Figure 1      Historical Annual Areawide Occupancy Levels
---------------------------------------------------------------------------------------

                Year       1982    1983    1984    1985    1986    1987   1988   1989
                Hotel
                Occupancy  59.9%   56.6%   52.2%   55.8%   49.1%   53.1%  44.8%  49.1%


                Year       1990    1991    1992    1993    1994    1995   1996
                Hotel
                Occupancy  53.0%   50.8%   55.9%   69.1%   74.0%   71.0%  68.0%

                    Source: Gulf Coast Hotel Motel Association of Mississippi
---------------------------------------------------------------------------------------

                As can be seen, prior to the passage of casino gaming, the local hotel market experienced a substantial decline in occupancy levels, and between 1982 and 1992, the market never operated at an occupancy level greater than 60%. Occupancy declined in 1995 and 1996, attributable primarily to the addition of over 1,400 rooms to the market; this addition may have adversely affected the occupancies of the older, independent properties by accommodating much of their typical demand in the short-term. Although statistics for average rate are not compiled by the association, our research has found that this is a price-sensitive market.

                Smith Travel Research (STR) has compiled historical supply and demand data for the subject property and its competitors. In addition to the subject property, the reporting set includes the following properties: Isle of Capri, Comfort Suites Biloxi, Ramada Limited Gulfport, Days Inn Biloxi, Hampton Inn Gulfport, Treasure Bay Resort Hotel, Broadwater Beach Resort, Shoney's Inn Gulfport, Quality Emerald Beach, Holiday Inn Express Biloxi, and the Holiday Inn Gulfport Beachfront. We note that several larger casino hotels do not report to Smith Travel Research (specifically, the Grand Casino properties); however, the trends illustrated are nonetheless indicative of trends in lodging demand in the local market area. This information is presented in the following table.

===============================================================================================================================
TABLE 2       HISTORICAL SUPPLY AND DEMAND TRENDS, SMITH TRAVEL RESEARCH
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          Avg. Annual   Year to Date, February
                                                                                            Change     ------------------------
                                1991     1992      1993      1994      1995      1996     (1991-1996)      1996        1997
-------------------------------------------------------------------------------------------------------------------------------
Number of Rooms                1,818     1,960     1,960     2,013      2,234     2,476                     2,476       2,476
Annual Guestroom Supply      663,630   715,400   715,400   734,745    815,410   903,740                   146,084     146,084
Percent Change                   ---       7.8 %     0.0 %     2.7 %     11.0 %    10.8 %    6.4 %            ---         0.0 %

Room Night Demand            393,533   438,540   564,451   570,162    542,248   612,736                    94,078      94,370
Percent Change                   ---      11.4 %    28.7 %     1.0 %     (4.9)%    13.0 %    9.3 %            ---         0.3 %

Occupancy                       59.3 %    61.3 %    78.9 %    77.6 %     66.5 %    67.8 %                    64.4 %      64.6 %
Percent Change                   ---       3.4 %    28.7 %    (1.6)%    (14.3)%     2.0 %    2.7 %            ---         0.3 %

Average Rate                  $46.61    $47.37    $53.57    $59.67     $58.59    $58.06                    $48.02      $54.13
Percent Change                   ---       1.6 %    13.1 %    11.4 %     (1.8)%    (0.9)%    4.5 %            ---        12.7 %

RevPAR                        $27.64    $29.04    $42.27    $46.30     $38.96    $39.36                    $30.92      $34.97
Percent Chqange                  ---       5.1 %    45.6 %     9.6 %    (15.9)%     1.0 %    7.3 %            ---        13.1 %

                                               Source:  Smith Travel Research

-------------------------------------------------------------------------------------------------------------------------------

                The metamorphosis in the Biloxi hotel market, as explained in the previous Market Area Analysis subsection, manifested itself in significant average rate and occupancy changes among the competitors between 1991 and 1996. Prior to 1995, the market was characterized by older hotel properties; however, in 1995, the market brought drastic change to the quality of competitive room product in the Biloxi area market. Renovations were undertaken at the Holiday Inns in accordance with the nationwide core modernization program required of all Holiday Inns. The Isle of Capri, the Grand Casino Biloxi, and the Grand Casino Gulfport opened, adding a combined total of roundly 1,400 brand new rooms to the market. Because the Grand properties do not report to STR, these properties extracted demand from the competitive set, particularly in their 1995 opening year. Demand growth accordingly recovered in 1996, with a 13% increase.

                The remaining properties that did not upgrade, inclusive of the Treasure Bay, the Broadwater Inn, and the subject property, have been adversely affected. It is important to note that the subject property offers a greater variety of extra amenities (such as volleyball, swimming pools, and golf) than do the other competitive properties; this fact places even greater importance on the needed improvement of the guestroom product at the subject property.

                In addition to the much-improved areawide guestroom product, changes in subject property management and changes in this management's accompanying vision have not allowed the subject property to adequately compete in the evolving Biloxi casino hotel market. New, nationally based casino hotels have converged on the area with well-planned marketing strategies and proven marketing techniques; the subject property has not been able to benefit from similar practices.

PROPOSED        As of April, 1997, over 7,200 guestrooms were either proposed
COMPETITION     or under construction along the Gulf Coast. Approximately
                4,200, or 58%, of these rooms are currently under construction.
                This massive development is being fueled by a number of factors, including the following.

                      1. Mississippi's attractive gaming regulations are considered less burdensome than the casino development and operation regulations of most other states.

                      2. The beach and area historical sites help contribute to the development of the area as a nationwide destination resort. Lyle Berman, Chairman of Grand Casinos, states, "It's got everything you need for a destination resort, beaches, the ocean, excellent weather, and a fine airport. Everything."<F6>

                      3. The success of the Grand Casinos and Isle of Capri, the renovated Holiday Inns, and some of the other newer products that have entered the market in the last year bodes well for the area.

                The following table details those rooms either under construction or considered likely to come to fruition.

============================================================================================================================
TABLE 3     PROPERTIES UNDER CONSTRUCTION AND PROPOSED AS OF APRIL, 1997
----------------------------------------------------------------------------------------------------------------------------
                                                                        NUMBER
              NAME OF PROJECT                         LOCATION         OF ROOMS    STATUS
              ------------------------------------------------------------------------------------------------
              Grand Casino Expansion                  Biloxi              500      Opening Spring 1998
              Grand Casino Expansion                  Gulfport            500      Opening Fourth Quarter 1998
              Casino Magic                            Biloxi              375      Opening February 1998
              Imperial Palace                         Biloxi            1,034      Opening July 1997 (Partial)
              Beau Rivage (Mirage Resorts)            Biloxi            1,800      Opening Late 1998
                                                                       -------
                Total Under Construction                                4,209

              Circus Circus                           Bay St. Louis     1,400      Proposed Project
              Lady Luck                               Biloxi              300      Proposed Expansion
              Casino World                            Biloxi              450      Proposed Project
              Boomtown                                Biloxi              400      Proposed Expansion
              Palace Casino                           Biloxi              400      Proposed Expansion
              Goldshore<F*>                           Biloxi              NA       Proposed Project
                                                                       -------
                                                                        2,950

              Total Proposed and Under Construction                     7,159

              <F*> Land assemblage reportedly underway; size and scope of project has no yet been announced
----------------------------------------------------------------------------------------------------------------------------

                As can be seen, within the subject property's immediate market area, a total of 4,209 rooms are under construction, while another 2,950 are proposed for the area. While the remaining rooms may or may not come to fruition, the opening of the Beau Rivage and the Imperial Palace and the continued success of the Grand Casinos and the Isle of Capri will likely fuel more casino room growth in the local market. One example of this continued growth

                [FN]
                <F6>  "New Money in Ol' Miss," Dave Palermo, Las Vegas
                      Review-Journal, Las Vegas, NV, May 19, 1996, p. 1.

                includes a rumored land assemblage at the site of the old Goldshore casino; an announcement of what will become of this assemblage is expected in the near-term future.

                It is important to note that the rooms currently under construction represent two types of hotel products. While the Grands, Isle of Capri, and the proposed Imperial Palace market towards what can be considered a "price sensitive" casino customer, we speculate that the addition of the Beau Rivage product to the market will add a different segment to the local casino market. Mirage is typically known for its extravagance, and its "spare no expense" entertainment experiences. With this concept, its room product is a more luxurious quality, and its casino customers are typically higher-rated players. The addition of this product to the market will attract a different kind of casino customer, one who is accustomed to gaming at tables with higher bet limits, playing at slot machines with larger monetary denominations, paying higher average checks at five-star restaurants, and in turn paying higher average room rates (casino room rates are also typically higher). It is expected that the Beau Rivage product (once stabilized) would not be directly competitive with a Grand Casino product or the subject property. Rather, the addition of the hotel will increase the visibility of the area as a gaming destination; more players who cannot afford or do not wish to pay the higher room rates typically found at a Mirage product but who wish to experience the Beau Rivage will stay in local area casino hotels (including the subject property). Therefore, we expect the addition of this hotel to benefit the subject property indirectly by creating more demand for the Biloxi destination as a whole.

                While the Beau Rivage may benefit the subject property by creating excess demand for the market, the new products entering the market (i.e., the Grand Casino expansions and the proposed Imperial Palace) will be able to offer room rates that are subsidized by the casino, and will compete directly with the Broadwater.

                Given the previously illustrated statistics, and the expansions of the Grand Casinos currently underway, it does appear that there is sufficient unaccommodated demand to support the proposed hotels. The meeting space being added at these properties will also induce a considerable amount of demand into this market. Overall, we do not anticipate that the new competition will result in a significant decline in occupancy in the competitive set.

                Currently, the existing Grands and Isle of Capri are leading the market in performance; we expect this to continue. We anticipate that the Holiday Inns, now fully renovated, will achieve the next highest average rates and occupancies by attracting the most overflow demand from these larger and newer properties. As the newer hotels and the renovated Holiday Inns are expected to continue to attract much of the newly expanding customer base, the Broadwater will have to cater to the more price-sensitive transient guest and accommodate more of the lower-rated tour and casino business. The weakest properties in the market - namely, the smaller, independent properties that are in poor physical condition - will be the most significantly affected as the properties that now represent the highest-quality product begin to compete for the lower-rated business. In essence, the new hotels are creating a new competitive level and are significantly altering the existing competitive market structure.

HIGHEST AND     The Appraisal Institute defines highest and best use as:
BEST USE
                      The reasonably probable and legal use of vacant land or improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value.<F7>

                Based on our analysis of the subject site, location, zoning, surrounding land-use patterns, and the existing lease encumbering the property's dock space, it is our opinion that the highest and best use of the property, both as vacant and as improved, is its current use as a transient lodging, marina, golf, and casino facility.

                Furthermore, as will be noted later in the report, our findings indicate that were the subject property not encumbered by a 27-year lease for its casino mooring space, the highest and best use of the property would be as a mixed-use destination resort, including a casino, a hotel, and other entertainment and recreational components. It should also be noted that at present, land-based gaming is not permitted within Biloxi. Should land-based gaming become permissible, our highest and best use conclusion for the subject property may be altered.

                [FN]
                <F7>"The Appraisal of Real Estate - 10th Edition", Appraisal
                Institute, Chicago, IL, 1992, p. 45.

APPROACHES      In developing this updated summary appraisal, we have
TO VALUE        considered the three standard approaches to value: cost, sales comparison, and income capitalization. Given the subject property's development history, the age of the facilities, and the amount of functional obsolescence, the cost approach was deemed inappropriate in reaching a final value conclusion.

SALES           The sales comparison approach estimates the value of a property
COMPARISON      by comparing it to similar properties recently sold in the open
APPROACH        market. Through an analysis of this data, the appraiser may extract indications of value based on the per-room prices paid for similar hotels. The comparable sales utilized in this analysis are presented below.

                Hotel Sale #1
                -------------

                Property:                  Broadwater Beach Resort
                Location:                  2110 Beach Boulevard, Biloxi
                Number of Rooms:           354
                Date of Sale:              June, 1992
                Grantor:                   Joe W. and Dorothy Dorsett Brown
                                           Foundation
                Grantee:                   BH Acquisition Corporation
                Consideration:             $19,980,000 (not including
                                           renovation)
                Cost to Renovate:          $4,023,000
                Price Per Room:            $56,441 (prior to renovation)
                                           $67,805 (including cost to renovate)

                Comments: This represents the sale of the subject property to its current owners. Included in the transaction were the resort, two golf courses, and the marina. The sale price reflects the purchaser's ability to lease the dock space to a casino operation. As discussed previously, this lease currently generates a net lease payment of $2.725 million per year. Assuming a market value of approximately $15.6 million for this leasehold interest, the resort and additional facilities would be valued at roundly $4.4 million, or $12,429 per guestroom, prior to the renovation, and $8.403 million, or $23,737 per room, including the renovation.

                Reportedly, the Pratt Company originally had negotiated a contract to lease this property. However, one day after the contract had expired, BH Acquisition was able to acquire the property, despite a threat of a lawsuit by Pratt.

                Hotel Sale #2
                -------------

                Property:                  Grand Biloxi Beach Resort
                                           (Broadwater Towers)
                Location:                  2060 Beach Boulevard, Biloxi
                Number of Rooms:           284
                Date of Sale:              March, 1993
                Grantor:                   Equitable
                Grantee:                   BH Acquisition Corporation
                Consideration:             $6,436,079 (not including
                                           renovation)
                Cost to Renovate:          $628,000
                Price Per Room:            $22,662 (prior to renovation)
                                           $24,874 (including cost to renovate)

                Comments: This represents the sale of the Tower property to its current owners. The sale was an all-cash transaction, and although the property was purchased out of foreclosure, this is considered a market sale. At the time of sale, BH Acquisition was reportedly managing the property for Equitable. According to the current owners, no other parties bid on the hotel.

                Hotel Sale #3
                -------------

                Property:                  Seaview Resorts
                                           (Broadwater Inn)
                Location:                  Beach Boulevard, Biloxi
                Number of Rooms:           218
                Date of Sale:              March, 1993
                Grantor:                   Resolution Trust Company acting as
                                           receiver for Independence Federal
                                           Bank
                Grantee:                   BH Acquisition Corporation
                Consideration:             $4,036,549 (not including
                                           renovation)
                Cost to Renovate:          $943,484
                Price Per Room:            $18,516 (prior to renovation)
                                           $22,844 (including cost to renovate)

                Comments: This represents the sale of the Inn to its current owners. The sale was an all-cash transaction, and although the property was purchased out of foreclosure, this is considered a market sale.

                Hotel Sale #4
                -------------

                Property:                  Royal D'Iberville (Treasure Bay)
                                           Sale also included Royal Golf Hills
                                           Golf Course and Motel
                Location:                  1980 Beach Boulevard, Biloxi
                Number of Rooms:           264
                Date of Sale:              July, 1993
                Grantor:                   H.S. Stanley, Bankruptcy Trustee
                Grantee:                   Miller Resorts, Inc.
                Consideration:             $13,750,000
                                           $10,000,000 allocated to Royal
                                           D'Iberville
                                           $3,750,000 allocated to golf course
                                           and motel
                Price Per Room:            $37,879

                Comments: This property is located directly across from the Treasure Bay Casino and was purchased by the owners of the casino. We believe the consideration represents an above-market value considering the needs of the buyer.

                Hotel Sale #5
                -------------

                Property:                  Sahara Inn
                Location:                  530 E. Beach Boulevard, Gulfport
                Number of Rooms:           38
                Date of Sale:              December, 1993
                Grantor:                   Bhakta
                Grantee:                   Lee/Dao
                Consideration:             $1,350,000
                Price Per Room:            $35,526

                Comments: This is a one-story motel constructed circa 1974. At the time of sale, this property was in fair condition and had a budget price point market orientation.

                Hotel Sale #6
                -------------

                Property:                  Hampton Inn
                Location:                  Highway 98, Hattiesburg
                Number of Rooms:           116
                Date of Sale:              April, 1995
                Grantor:                   Carlisle Properties
                Grantee:                   PFS Partnership
                Consideration:             $5,500,000
                Price Per Room:            $47,414

                Comments: This property consists of a two-story motel in two buildings, totaling approximately 40,637 square feet, and a pool. At the time of sale, average rate was reported to be $51 with occupancy averaging 89%.

                Hotel Sale #7
                -------------

                Property:                  Quality Inn
                Location:                  103 NW Interchange, Diamondhead
                Number of Rooms:           154
                Date of Sale:              March, 1996
                Grantor:                   Hotel Corporation of Mississippi
                Grantee:                   Roger Lee Jones, T. Joe & Ouida
                                           Calloway
                Consideration:             $5,100,000
                Price Per Room:            $33,117

                Comments: This property was purchased by the seller from Hancock Bank in 1989 for $3.5 million. The complex was built in 1987. Amenities include a swimming pool, a whirlpool, a restaurant, a lounge, an exercise facility, and meeting rooms.

                Hotel Sale #8
                -------------

                Property:                  Sleep Inn
                Location:                  7412 Tucker Road, Ocean Springs
                Number of Rooms:           78
                Grantor:                   Ocean Springs Hotel Corporation
                Grantee:                   CrossHost Incorporated
                Date of Sale:              September, 1996
                Consideration:             $3,550,000
                Price Per Room:            $45,512

                Comments: This hotel opened in 1995 and features a wood frame structure with stucco siding. Units are accessed via interior hallways. The hotel also contains a reception area, a small swimming pool, and a small meeting room.

                Hotel Sale #9
                -------------

                Property:                  Bay House Inn
                Location:                  U.S. 90 and Drinkwater Road, Bay
                                           St. Louis
                Number of Rooms:           128
                Grantor:                   Jean Johnson
                Grantee:                   Sun Suites
                Date of Sale:              January, 1997
                Consideration:             $2,650,000
                Price Per Room:            $20,703

                Comments: This sale represents a motel complex built in 1994. Rooms feature kitchenettes. The new owners plan to operate the property as an extended-stay facility under the Sun Suites franchise.

                Hotel Sale #10
                --------------

                Property:                  Broadwater Beach Resort
                Location:                  2110 Beach Boulevard, Biloxi
                Number of Rooms:           617 (333-room Resort and 284-room
                                           Resort East)
                Date of Sale:              Under contract
                Grantor:                   BH Acquisition Corporation
                Grantee:                   President Casinos, Inc.
                Consideration:             $41,500,000 for the resort;
                                           $15,000,000 for the leasehold
                                           interest in the operation of the
                                           President Casino (Combined price:
                                           $56,500,000)
                Price Per Room:            $67,261


=================================================================================================================================
TABLE 4     SUMMARY OF COMPARABLE SALES
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Sale Price
                                                                                 Date of        Number     Including       Price
Property Name                      Location                                       Sale         of Rooms   Renovation     per Room
---------------------------------------------------------------------------------------------------------------------------------
Broadwater Beach Resort            2110 Beach Blvd., Biloxi                    June, 1992        354    $ 8,403,000<F*>   $23,737
Grand Biloxi Beach Resort          2060 Beach Blvd., Biloxi                   March, 1993        284      7,064,079        24,874
Seaview Resort (Broadwater Inn)    Beach Blvd., Biloxi                        March, 1993        218      4,980,033        22,844
Royal D'lberville (Treasure Bay)   1980 Beach Blvd., Biloxi                    July, 1993        264     10,000,000        37,879
Sahara Inn                         530 E. Beach Blvd., Gulfport              December, 1993       38      1,350,000        35,526
Hampton Inn                        Highway 98, Hattiesburg                    April, 1995        116      5,500,000        47,414
Quality Inn                        103 NW Interchange, Diamondhead            March, 1996        154      5,100,000        33,117
Sleep Inn                          7412 Tucker Road, Ocean Springs           September, 1996      78      3,550,000        45,513
Bay House Inn                      U.S. 90 and Drinkwater Rd, Bay St. Louis   January, 1997      128      2,650,000        20,703
Broadwater Beach Resort            2110 Beach Blvd., Biloxi                  Under Contract      617     41,500,000        67,261

                                <F*> Sale price allocates $15.6 million to purchase of dock space

---------------------------------------------------------------------------------------------------------------------------------

SALES           The preceding table indicates that the sale prices range from
COMPARISON      $20,703 to $67,261 on a per-room basis. Because of their size,
APPROACH        the Sleep Inn and Sahara Inn sales are not considered to be
CONCLUSION      true comparables to the subject property. The sale of the Royal
                D'Iberville is considered to be above market because it was purchased by the owners of the Treasure Bay casino, which is located directly across the street from the property. Excluding the pending sale of the subject property, the remaining sales indicate prices ranging from $20,703 per room to $47,414 per room, or a rounded value range of $12,800,000 to $29,300,000 for the 617-room subject property.

INCOME          The income capitalization approach is based on the principle
CAPITALIZATION  that the value of a property is indicated by the net return to
APPROACH        the going concern, or what is also known as the present worth of future benefits. The future benefits of income-producing properties, such as hotels and motels, are net income before debt service and depreciation (as estimated by a forecast of income and expense) and any anticipated reversionary proceeds from a sale. These future benefits can then be converted into an indication of the market value through a capitalization process and discounted cash flow analysis.

                Using the income capitalization approach, the subject property has been valued by analyzing the local market for transient accommodations, examining existing and proposed competition, reviewing the hotel's historical performance, and developing a forecast of income and expense that reflects current and future anticipated income trends, as well as area cost components, up through a stabilized year of operation.

REVIEW OF       The following income and expense statements were provided by
OPERATING       the hotel owners and are unaudited. Presented in the following
HISTORY         tables are statements covering the subject property's operating performance for 1995 and 1996. Where applicable, we have reorganized the statements in accordance with the "Uniform
                System of Accounts for Hotels".

                It should be noted that the subject property is currently operated as an 835-room complex, which includes the 218-room Broadwater Inn. Although the property's financial statements do allow for the separation of each of the entities - including the Resort, the Tower, and the Inn - it is obvious that a majority of the undistributed operating costs, including administrative and general and marketing expenses, are primarily posted as charges to the Resort. The operating statements on the following pages reflect those revenues and expenses posted to the Resort, the Tower, the Sun golf course, and the marina. Although the statements do not include revenues or expenses posted to the Inn, certain expense categories for the Resort do include expenses associated with the operation of the Inn. Note that the departmental expense ratios are expressed as a percentage of departmental revenues.

========================================================================================================================
TABLE 5    HISTORICAL OPERATING PERFORMANCE
------------------------------------------------------------------------------------------------------------------------
                               1996                                           1995
Rooms Available:                617                                            617
Occupied Rooms:             128,616                                        137,207
Complimentary Rooms:          3,606                                          4,830
Days Open:                      365                                            365
Occupancy:                    57.1%                Amount per  Amount per    60.9%               Amount per  Amount per
Average Rate:                $61.64   Percentage   Available    Occupied    $61.24   Percentage  Available    Occupied
                             (+000)   of Revenue      Room        Room      (+000)   of Revenue    Room        Room
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Rooms                    $ 7,928      61.7 %      $14,441      $61.64     $8,402      61.8 %    $14,582     $61.24
  Food                       1,767      13.8          3,219       13.74      1,841      13.5        3,195      13.42
  Beverage                     267       2.1            486        2.07        397       2.9          688       2.89
  Telephone                    375       2.9            683        2.91        409       3.0          710       2.98
  Marina                       965       7.5          1,758        7.50      1,085       8.0        1,883       7.91
  Golf                       1,431      11.1          2,607       11.13      1,337       9.8        2,320       9.74
  Other Income                 107       0.8          3,713       15.85        135       1.0          234       0.98
    Total                   12,840      99.9         23,388       99.83     13,605     100.0       23,612      99.16
------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES<F*>
  Rooms                      2,039      25.7          3,713       15.85      2,105      25.1       3,653       15.34
  Food & Beverage            1,931      94.9          3,517       15.01      2,183      97.6       3,789       15.91
  Telephone                    322      86.0            587        2.51        287      70.2         498        2.09
  Marina                       773      80.1          1,408        6.01        938      86.5       1,629        6.84
  Golf                         715      50.0          1,303        5.56        670      50.1       1,163        4.88
  Other Income                   5       4.5              9        0.04         29      21.8          51        0.21
    Total                    5,785      45.1         10,537       44.98      6,213      45.7      10,782       45.28
------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME          7,055      54.8         12,851       54.86      7,392      54.3      12,830       53.88
------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Administrative & General   2,054      16.0          3,741       15.97      2,285      16.8       3,965       16.65
  Marketing                  1,157       9.0          2,107        8.99      1,363      10.0       2,366        9.93
  Property Oper. & Maint.    1,506      11.7          2,743       11.71      1,649      12.1       2,861       12.02
  Energy                     1,286      10.0          2,342       10.00      1,086       8.0       1,884        7.91
    Total                    6,002      46.7         10,933       46.67      6,382      46.9      11,077       46.52
------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                 1,053       8.1          1,918        8.19      1,010       7.4       1,753        7.36
------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
  Property Taxes               421       3.3            767        3.27        492       3.6         854        3.59
  Insurance                    530       4.1            965        4.12        754       5.5       1,308        5.49
    Total                      950       7.4          1,731        7.39      1,246       9.1       2,162        9.08
------------------------------------------------------------------------------------------------------------------------
       NET INCOME             $103       0.7 %         $187       $0.80      ($236)     (1.7)%     ($409)     ($1.72)
========================================================================================================================

<F*>Departmental expense ratios are expressed as a percentage of departmental revenues.

------------------------------------------------------------------------------------------------------------------------

                In order to use the subject property's historical statements as a basis for forecasting future operations, a number of adjustments are necessary. According to historical financial statements, room nights in the transient, package, and complimentary categories have declined over the past several years. Group, casino, and tour room nights have increased. In 1996, declines were registered in all room night categories except the group category. The group segment continued to increase considerably. Regarding occupancy projections for the future, we have assumed that the subject property will be positioned as a low-cost alternative in the marketplace and will continue to cater to the casino and group markets. Hence, the current trend of accommodating more casino and group room nights is forecast to continue, along with moderate growth in the tour segment. We expect shrinkage in the remaining segments to stabilize and recover over the short term.

                Average rate in the package and casino category has increased in the recent past, while the transient, group, and tour segment room rates have declined. Our projections follow the assumption that losses in segment room rates will be minimized in the short-term and accordingly will be adjusted to inflationary levels. We expect rate growth in the package and casino category to remain relatively strong in the short term, before stabilizing at an inflationary growth rate (assumed to by 3.5% annually).

                This market orientation towards the tour and travel market is seen as an effective avenue towards increasing hotel occupancy, while the assumed renovation should allow average rate stabilization. The tour and travel segment is typically room rate sensitive; hence, only moderate increases in average rate were forecast.

                According to our discussions with the property's current management, the property was poorly managed historically from a cost-control perspective. Current management has stated that a number of cost-cutting and control measures have been implemented over the past two years. The property's operating statements clearly substantiate these measures. Historically, rooms expense was reportedly above 30%; management has been able to decrease this cost to roundly 25% of rooms revenue in 1995 and 1996. Also, marina expense has declined from 86.5% in 1995 to 80.1% in 1996. In formulating our projections, we have reviewed the operating statements of comparable, yet more competently managed properties, and have adjusted the subject property's statements accordingly.

                More efficient management in the food and beverage department has resulted in an increasingly efficient lower departmental expense; in 1996, this expense was 94.9%, while the previous year's expense level registered 97.6%. Given the amount of banquet business that the subject property accommodates, we have forecasted that this department could be operated at an even more efficient level, resulting in a larger profit margin. The property's administrative and general expense is inordinately high when compared to other, comparable operations. Although this is in part attributable to the posting of expenses associated with the Inn to the Resort account, it is largely a result of extremely high payroll costs, and a number of other direct expenses that are substantially higher than normal. We have assumed that a competent management team will be able to substantially reduce this department's expenses.

                For 1996, the subject property's marketing expense was $1.16 million. Given that a considerable number of the property's room nights historically came directly from the President Casino and, as such, necessitated little to no sales effort, this expense is considered abnormally high. Based on our assumption that the subject property's market mix will move more toward the casino and group guests - and that group guests will be primarily accommodated in conjunction with marketing efforts of the proximate convention center - these two market segments should require substantially less marketing effort. We have forecasted that the property's marketing expense will decline as a percentage of total revenue.

                According to the current management, property operations and maintenance for the subject property is abnormally high because of the ongoing renovation of the property. We have adjusted this expense to be more in line with industry standards and other, comparable properties.

                Given the age and current condition of the subject property, we have forecast a reserve for replacement of 4.5% of total revenues throughout the projection period. Furthermore, we have assumed that additional reserve amounts of approximately $1,250,000 in the first projection period and $850,000 in the second projection period will be required for upgrades to the subject property's guestrooms; these upgrades are considered necessary for the subject property to maintain its forecasted competitive level. If these funds were not included, the performance indicated by our projections would need to be adjusted downwards considerably. The total funds of $2.1 million equate to roundly $3,400 per room.

                Based on the market for transient accommodations in the Biloxi/Gulfport area and the subject property's anticipated position in the local hotel market, we have developed a forecast of income and expense. The forecast has been prepared on a fiscal year basis, beginning April 1, 1997. The fourth projection year, fiscal year 2000/01, represents the subject property's stabilized level of operation. The statements are expressed in inflated dollars for each year.

                The first of the following tables reflects a detailed presentation of the forecast through the stabilized year, with the revenue and expense items expressed in terms of both per available room (PAR) and per occupied room (POR). For comparison purposes, the first table also shows the subject property's most recent operating history. The second table illustrates our ten-year forecast of income and expense with less detail. Both forecasts pertain to fiscal operating years beginning April 1, 1997, and are expressed in inflated dollars for each year. Note that the departmental expense ratios are expressed as a percentage of departmental revenues.

                The projections of income and expense are intended to reflect our judgment of how a typical buyer would project the subject property's operating results. Depending on the dynamics of the local market, a typical buyer's projection may sometimes be skewed upward or downward. We have factored any such influences into these projections.

==================================================================================================================================
TABLE 6      DETAILED FORECAST OF INCOME AND EXPENSE THROUGH THE STABILIZED YEAR, BROADWATER BEACH HOTEL, BILOXI, MISSISSIPPI
             (TOTAL REVENUE +000)
----------------------------------------------------------------------------------------------------------------------------------
                             Historical Operating Results
                           --------------------------------
Fiscal Years:                 1996                           1997/98                            1998/99
Number of Rooms:               617                               617                                617
Occupancy:                   57.1%                             60.0%                              65.0%
Average Rate:               $61.64                            $63.88                             $67.81
Days Open:                     365                               365                                365
Occupied Rooms:            128,616  %Gross    PAR     POR    135,123   %Gross    PAR      POR   146,383   %Gross   PAR      POR
----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Rooms                    $ 7,928  61.7 %  $12,849  $61.64  $ 8,632   61.3 %  $13,990 $ 63.88  $ 9,927   62.9 % $16,089  $ 67.82
  Food                       1,767  13.8      2,864   13.74    2,077   14.8      3,366   15.37    2,289   14.5     3,710    15.64
  Beverage                     267   2.1        432    2.07      314    2.2        509    2.32      346    2.2       561     2.36
  Telephone                    375   2.9        608    2.91      451    3.2        731    3.34      502    3.2       814     3.43
  Marina                       965   7.5      1,564    7.50    1,002    7.1      1,624    7.42    1,037    6.6     1,681     7.08
  Golf                       1,431  11.1      2,319   11.13    1,486   10.6      2,408   11.00    1,538    9.8     2,493    10.51
  Other Income                 107   0.8        174    0.83      117    0.8        190    0.87      124    0.8       201     0.85
    Total Revenues          12,840  99.9     20,811   99.83   14,079  100.0     22,818  104.19   15,763  100.0    25,548   107.68
----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES<F*>
  Rooms                      2,039  25.7      3,304   15.85    2,441   28.3      3,956   18.07    2,634   26.5     4,269    17.99
  Food & Beverage            1,931  94.9      3,129   15.01    2,100   87.8      3,404   15.54    2,209   83.8     3,580    15.09
  Telephone                    322  86.0        522    2.51      348   77.2        564    2.58      368   73.3       596     2.51
  Marina                       773  80.1      1,253    6.01      817   81.5      1,324    6.05      859   82.8     1,392     5.87
  Golf                         715  50.0      1,159    5.56      776   52.2      1,258    5.74      824   53.6     1,335     5.63
  Other Income                   5   4.5          8    0.04        5    4.3          8    0.04        5    4.0         8     0.03
    Total Dept. Expenses     5,785  45.1      9,376   44.98    6,487   46.1     10,514   48.01    6,899   43.8    11,182    47.13
----------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME          7,055  54.8     11,435   54.86    7,592   53.9     12,305   56.19    8,864   56.2    14,366    60.55
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Administrative & General   2,054  16.0      3,329   15.97    1,555   11.0      2,520   11.51    1,643   10.4     2,663    11.22
  Management Fee                 0   0.0          0    0.00      422    3.0        684    3.12      473    3.0       767     3.23
  Marketing                  1,157   9.0      1,875    8.99    1,286    9.1      2,084    9.52    1,359    8.6     2,203     9.28
  Property Oper. & Maint.    1,506  11.7      2,441   11.71    1,384    9.8      2,243   10.24    1,462    9.3     2,370     9.99
  Energy                     1,286  10.0      2,084   10.00    1,338    9.5      2,169    9.90    1,395    8.8     2,261     9.53
    Total Operating Expenses 6,002  46.7      9,728   46.67    5,985   42.4      9,700   44.29    6,332   40.1    10,263    43.26
----------------------------------------------------------------------------------------------------------------------------------
HOUSE PROFIT                 1,053   8.1      1,707    8.19    1,607   11.5      2,605   11.89    2,532   16.1     4,104    17.30
----------------------------------------------------------------------------------------------------------------------------------
FIXED EXPENSES
  Property Taxes               421   3.3        682    3.27      425    3.0        689    3.15      434    2.8       703     2.96
  Insurance                    530   4.1        858    4.12      548    3.9        888    4.06      567    3.6       919     3.87
  Reserve for Replacement        0   0.0          0    0.00    1,884   13.4      3,053   13.94    1,559    9.9     2,527    10.65
    Total                      950   7.4      1,541    7.39    2,857   20.3      4,630   21.14    2,560   16.3     4,149    17.49
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                    $103   0.7        166   $0.80  ($1,250)  (8.8)   ($2,026) ($9.25)    ($28)  (0.2)     ($45)  ($0.19)
==================================================================================================================================

<F*>Departmental expense ratios are expressed as a percentage of departmental revenues.

Food/Rooms                    22.3%                             24.1%                              23.1%
Beverage/Food                 15.1%                             15.1%                              15.1%
Telephone/Rooms                4.7%                              5.2%                               5.1%
Other Income/Rooms             1.4%                              1.4%                               1.2%

----------------------------------------------------------------------------------------------------------------------------------
Fiscal Years:               1999/00                          Stabilized
Number of Rooms:                617                               617
Occupancy:                    70.0%                             74.0%
Average Rate:                $72.37                            $76.99
Days Open:                      365                               365
Occupied Rooms:             157,644  %Gross    PAR     POR    166,652   %Gross    PAR      POR
------------------------------------------------------------------------------------------------
REVENUE
  Rooms                     $11,408  64.6 %  $18.489 $ 72.37  $12,830   65.9 %  $20,794 $ 76.99
  Food                        2,514  14.2      4,075   15.95    2,721   14.0      4,410   16.33
  Beverage                      380   2.2        616    2.41      411    2.1        666    2.47
  Telephone                     557   3.2        903    3.53      607    3.1        984    3.64
  Marina                      1,073   6.1      1,739    6.81    1,119    5.7      1,814    6.71
  Golf                        1,592   9.0      2,580   10.10    1,660    8.5      2,690    9.96
  Other Income                  131   0.7        212    0.83      138    0.7        224    0.83
    Total Revenues           17,655 100.0     28,614  111.99   19,486  100.0     31,582  116.93
------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES<F*>
  Rooms                       2,811  24.6      4,556   17.83    3,001   23.4      4,864   18.01
  Food & Beverage             2,333  80.6      3,781   14.80    2,471   78.9      4,005   14.83
  Telephone                     396  71.1        642    2.51      422   69.5        684    2.53
  Marina                        891  83.0      1,444    5.65      924   82.6      1,498    5.54
  Golf                          855  53.7      1,386    5.42      886   53.4      1,436    5.32
  Other Income                    5   3.8          8    0.03        6    4.3         10    0.04
    Total Dept. Expenses      7,291  41.3     11,817   46.25    7,710   39.6     12,496   46.26
------------------------------------------------------------------------------------------------
DEPARTMENTAL INCOME          10,364  58.7     16,797   65.74   11,776   60.4     19,086   70.66
------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Administrative & General    1,735   9.8      2,812   11.01    1,826    9.4      2,959   10.96
  Management Fee                530   3.0        859    3.36      585    3.0        948    3.51
  Marketing                   1,435   8.1      2,326    9.10    1,511    7.8      2,449    9.07
  Property Oper. & Maint.     1,544   8.7      2,502    9.79    1,625    8.3      2,634    9.75
  Energy                      1,454   8.2      2,357    9.22    1,514    7.8      2,454    9.08
    Total Operating Expenses  6,698  37.8     10,856   42.49    7,061   36.3     11,444   42.37
------------------------------------------------------------------------------------------------
HOUSE PROFIT                  3,666  20.9      5,942   23.26    4,715   24.1      7,642   28.29
------------------------------------------------------------------------------------------------
FIXED EXPENSES
  Property Taxes                449   2.5        728    2.85      465    2.4        754    2.79
  Insurance                     587   3.3        951    3.72      608    3.1        985    3.65
  Reserve for Replacement       794   4.5      1,287    5.04      877    4.5      1,421    5.26
    Total                     1,830  10.3      2,966   11.61    1,950   10.0      3,160   11.70
------------------------------------------------------------------------------------------------
NET INCOME                   $1,836  10.6     $2,976  $11.65   $2,765   14.1     $4,481  $16.59
================================================================================================

<F*>Departmental expense ratios are expressed as a percentage of departmental revenues.

Food/Rooms                     22.0%                             21.2%
Beverage/Food                  15.1%                             15.1%
Telephone/Rooms                 4.9%                              4.7%
Other Income/Rooms              1.1%                              1.1%

------------------------------------------------------------------------------------------------

=================================================================================================================================
TABLE 7      TEN-YEAR FORECAST OF INCOME AND EXPENSE, BROADWATER BEACH HOTEL, BILOXI, MISSISSIPPI ($+000)
---------------------------------------------------------------------------------------------------------------------------------
Fiscal Years:                  1997/98          1998/99          1999/90           2000/01         2001/02          2002/2003
----------------           ---------------  ---------------  ---------------   ---------------  ---------------  ----------------
Number of Rooms:               617              617              617               617              617              617
Occupied Rooms:            135,123          146,383          157,644           166,652          166,652          166,652
Occupancy:                   60.0%   % of     65.0%   % of     70.0%   % of      74.0%   % of     74.0%   % of     74.0%   % of
Average Rate:               $63.88  Gross    $67.81  Gross    $72.37  Gross     $76.99  Gross    $79.68  Gross    $82.47  Gross
----------------           --------------- ----------------  ---------------   ---------------  ---------------  ----------------
REVENUE
  Rooms                    $ 8,632  61.3 %  $ 9,927   62.9 % $11,408   64.6 %  $12,830   65.9 % $13,279   65.9 % $13,744    65.9 %
  Food                       2,077  14.8      2,289   14.5     2,514   14.2      2,721   14.0     2,817   14.0     2,915    14.0
  Beverage                     314   2.2        346    2.2       380    2.2        411    2.1       425    2.1       440     2.1
  Telephone                    451   3.2        502    3.2       557    3.2        607    3.1       628    3.1       650     3.1
  Marina                     1,002   7.1      1,037    6.6     1,073    6.1      1,119    5.7     1,158    5.7     1,199     5.7
  Golf                       1,486  10.6      1,538    9.8     1,592    9.0      1,660    8.5     1,718    8.5     1,778     8.5
  Other Income                 117   0.8        124    0.8       131    0.7        138    0.7       143    0.7       148     0.7
    Total                   14,079 100.0     15,763  100.0    17,655  100.0     19,486  100.0    10,168  100.0    20,874   100.0
----------------           --------------- ----------------  ---------------   ---------------  ---------------  ----------------
DEPARTMENTAL EXPENSES
  Rooms                      2,441  28.3      2,634   26.5     2,811   24.6      3,001   23.4     3,106   23.4     3,214    23.4
  Food & Beverage            2,100  87.8      2,209   83.8     2,333   80.6      2,471   78.9     2,558   78.9     2,647    78.9
  Telephone                    348  77.2        368   73.3       396   71.1        422   69.5       437   69.6       452    69.5
  Marina                       817  81.5        859   82.8       891   83.0        924   82.6       956   82.6       990    82.6
  Golf                         776  52.2        824   53.6       855   53.7        886   53.4       917   53.4       949    53.4
  Other Income                   5   4.3          5    4.0         5    3.8          6    4.3         6    4.2         6     4.1
    Total                    6,487  46.1      6,899   43.8     7,291   41.3      7,710   39.6     7,980   39.6     8,258    39.6
----------------           --------------- ----------------  ---------------   ---------------  ---------------  ----------------
DEPARTMENTAL INCOME          7,592  53.9      8,864   56.2    10,364   58.7     11,776   60.4    12,188   60.4    12,616    60.4
----------------           --------------- ----------------  ---------------   ---------------  ---------------  ----------------
OPERATING EXPENSES
  Administrative & General   1,555  11.0      1,643   10.4     1,735    9.8      1,826    9.4     1,890    9.4     1,956     9.4
  Management Fee               422   3.0        473    3.0       530    3.0        585    3.0       605    3.0       626     3.0
  Marketing                  1,286   9.1      1,359    8.6     1,435    8.1      1,511    7.8     1,563    7.7     1,618     7.8
  Property Oper. & Maint.    1,384   9.8      1,462    9.3     1,544    8.7      1,625    8.3     1,682    8.3     1,741     8.3
  Energy                     1,338   9.5      1,395    8.8     1,454    8.2      1,514    7.8     1,567    7.8     1,621     7.8
    Total                    5,985  42.4      6,332   40.1     6,698   37.8      7,061   36.3     7,307   36.2     7,562    36.3
----------------           --------------- ----------------  ---------------   ---------------  ---------------  ----------------
HOUSE PROFIT                 1,607  11.5      2,532   16.1     3,666   20.9      4,715   24.1     4,881   24.2     5,054    24.1
----------------           --------------- ----------------  ---------------   ---------------  ---------------  ----------------
FIXED EXPENSES
  Property Taxes               425   3.0        434    2.8       449    2.5        465    2.4       481    2.4       498     2.4
  Insurance                    548   3.9        567    3.6       587    3.3        608    3.1       629    3.1       651     3.1
  Reserve for Replacement    1,884  13.4      1,559    9.9       794    4.5        877    4.5       908    4.5       939     4.5
    Total                    2,857  20.3      2,560   16.3     1,830   10.3      1,950   10.0     2,018   10.0     2,088    10.0
----------------           --------------- ----------------  ---------------   ---------------  ---------------  ----------------
NET INCOME                 ($1,250) -8.8 %     ($28)  -0.2 %  $1,836   10.6 %   $2,765   14.1 %  $2,863   14.2 %  $2,966    14.1 %
================           =============== ================  ===============   ===============  ===============  ================

Fiscal Years:                  2003/04          2004/05          2005/06           2006/07
----------------           ---------------  ---------------  ---------------   ---------------
Number of Rooms:               617              617              617               617
Occupied Rooms:            166,652          166,652          166,652           166,652
Occupancy:                   74.0%   % of     74.0%   % of     74.0%   % of      74.0%   % of
Average Rate:               $85.36  Gross    $88.34  Gross    $91.44  Gross     $94.64  Gross
----------------           --------------- ----------------  ---------------   ---------------
REVENUE
  Rooms                    $14,225  65.9 %  $14,723   65.9 % $15,238   65.9 %  $15,771   65.9 %
  Food                       3,017  14.0      3,123   14.0     3,232   14.0      3,345   14.0
  Beverage                     456   2.1        472    2.1       488    2.1        505    2.1
  Telephone                    673   3.1        696    3.1       721    3.1        746    3.1
  Marina                     1,241   5.7      1,284    5.7     1,329    5.7      1,376    5.7
  Golf                       1,840   8.5      1,905    8.5     1,971    8.5      2,040    8.5
  Other Income                 154   0.7        159    0.7       164    0.7        170    0.7
    Total                   21,606 100.0     22,362  100.0    23,143  100.0     23,953  100.0
----------------           --------------- ----------------  ---------------   ---------------
DEPARTMENTAL EXPENSES
  Rooms                      3,327  23.4      3,443   23.4     3,564   23.4      3,688   23.4
  Food & Beverage            2,740  78.9      2,836   78.9     2,935   78.9      3,038   78.9
  Telephone                    468  69.5        484   69.5       502   69.5        519   69.6
  Marina                     1,024  82.5      1,060   82.6     1,097   82.5      1,136   82.6
  Golf                         983  53.4      1,017   53.4     1,053   53.4      1,089   53.4
  Other Income                   6   3.9          7    4.4         7    4.3          7    4.1
    Total                    8,548  39.6      8,847   39.6     9,158   39.6      9,477   39.6
----------------           --------------- ----------------  ---------------   ---------------
DEPARTMENTAL INCOME         13,058  60.4     13,515   60.4    13.985   60.4     14,476   60.4
----------------           --------------- ----------------  ---------------   ---------------
OPERATING EXPENSES
  Administrative & General   2,025   9.4      2,096    9.4     2,169    9.4      2,245    9.4
  Management Fee               648   3.0        671    3.0       694    3.0        719    3.0
  Marketing                  1,675   7.8      1,733    7.7     1,794    7.8      1,857    7.8
  Property Oper. & Maint.    1,802   8.3      1,865    8.3     1,930    8.3      1,998    8.3
  Energy                     1,678   7.8      1.737    7.8     1,798    7.8      1,861    7.8
    Total                    7,828  36.3      8,102   36.2     8.385   36.3      8,680   36.3
----------------           --------------- ----------------  ---------------   ---------------
HOUSE PROFIT                 5,230  24.1      5,413   24.2     5,600   24.1      5,796   24.1
----------------           --------------- ----------------  ---------------   ---------------
FIXED EXPENSES
  Property Taxes               515   2.4        533    2.4       552    2.4        571    2.4
  Insurance                    674   3.1        697    3.1       722    3.1        747    3.1
  Reserve for Replacement      972   4.5      1,006    4.5     1,041    4.5      1,078    4.5
    Total                    2,161  10.0      2,236   10.00    2,315   10.0      2,396   10.0
----------------           --------------- ----------------  ---------------   ---------------
NET INCOME                  $3,069  14.1 %   $3,177   14.2 %  $3,285   14.1 %   $3,400   14.1 %
================           =============== ================  ===============   ===============

----------------------------------------------------------------------------------------------


                To convert the forecasted income stream into an estimate of value, we have used a mortgage/equity analysis, whereby the anticipated net income (before debt service and depreciation) is allocated to the mortgage and equity components based on market rates of return and loan-to-value ratios. The total of the mortgage component and the equity component equals the value of the property. The following table summarizes the valuation variables utilized in estimating the market value of the subject property via the income capitalization approach.

              ===================================================================================
                TABLE 8       SUMMARY OF VALUATION VARIABLES
              -----------------------------------------------------------------------------------
                      Annual Net Income                    NI           See Ten-Year Forecast
                      Loan-To-Value Ratio                  M                   70.0%
                      Interest Rate                                            9.50%
                      Amortization in years                                       25
                      Term in years                                               10
                      Debt Service Constant                f                0.104844
                      Equity Yield                         Ye                  20.0%
                      Brokerage and Legal Fees             b                    3.0%
                      Annual Constant Required to
                         Amortize the Loan in Ten Years    fp               0.155277
                      Terminal Capitalization Rate         Rr                  11.0%
                      Total Property Yield                                     15.0%

              -----------------------------------------------------------------------------------

                The valuation of the mortgage and equity components is accomplished through an algebraic equation that calculates the exact amount of debt and equity that the hotel will be able to support, based on the anticipated cash flow derived from the forecast of income and expense and the specific return requirements demanded by the mortgage lender (interest) and the equity investor (equity yield). Utilizing this equation and the above- summarized variables, we have estimated the value of the subject property via the income capitalization approach to be roundly $16,000,000.

VALUATION OF    As previously discussed, the subject property currently leases
SANDWICH        certain dock areas, related tidelands and fastlands, 21 hotel
LEASE POSITION  units, and the right to use approximately 685 parking spaces on a non-exclusive basis and 400 parking spaces on an exclusive basis to President Casinos, Inc. The initial term of the lease was for three years and expired on July 14, 1995. There are nine additional three-year renewal options; one such renewal was extended and will expire in 1998. The annual rental amount during this period is $2,725,000 net to BH Acquisition
                Corporation. President Casinos, Inc. is responsible for all real estate taxes, maintenance, utilities, and other charges, including the annual rental payment of $295,000 to fulfill the Public Trust Tidelands lease.

                In determining an appropriate capitalization rate for this income stream, we have reviewed several transactions where casino operators put together a land assemblage with a combination of purchasing and leasing real estate. From these transactions, an appropriate capitalization rate can be extracted. We have also surveyed several appraisers and investors in the market area to determine what the current yield requirement are for these transfers.

                We have considered the financial strength of the new casino hotels, which are experiencing strong occupancies and expanding room supply. With the likely development of the area into a leisure destination, the threat of the expansion of gaming to other areas, most notably the expected opening of land-based gaming in New Orleans, will have less of an effect on the area's gaming and hotel demand. Together with the expansion of the Grand Casinos, the strength of the Isle of Capri Casino, and the development of the Imperial Palace and Mirage properties, the area is quickly establishing itself as a casino destination market.

                We have also considered a possible scenario where President Casinos, Inc. chooses not to renew the terms of the lease. Normally, an upward adjustment to the capitalization rate would be considered given the possible threat of the loss of this $2.725-million annual stream of income. However, a review of local land sales associated with the development of hotels with adjoining casino rights shows that these parcels have considerable value (please refer to following table). These sales indicate that the value of land with appropriate potential for casino development is high enough that the subject property, with its potential for a casino destination resort development, could sell easily. Hence, the risk associated with the loss of the President Casino lease is minimized, as the owner could use the site or sell the site for the development of a destination resort, a type of development characterized in this particular market.

==================================================================================================================================
TABLE 9      SUMMARY OF LOCAL LAND SALES ASSOCIATED WITH CASINO RESORT DEVELOPMENT
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Square        Sale        Price per     Price
Parcel Name          Property Location                 Date of Sale      Acres    Footage       Price      Square Foot   per Acre
----------------------------------------------------------------------------------------------------------------------------------
Casino One           South side of U.S. 90           March 1992           1.86     81,022     $2,880,000     $35.55     $1,548,387
Casino One           South side of U.S. 90           October 1992         1.89     82,400      2,500,000      30.34      1,321,602

Assemblage of Six
 Casino One Lots:
Fink                 North side of U.S. 90           March 1992           0.07      3,049         70,000      22.96      1,000,000
Halat                North side of U.S. 90           March 1992           0.72     31,363        250,000       7.97        347,222
Marinovich           North side of U.S. 90           March 1992           0.46     20,038      1,000,000      49.91      2,173,913
Hire                 North side of U.S. 90           March 1992           0.20      8,712         80,000       9.18        400,000
Yen Ly               North side of U.S. 90           March 1992           0.65     28,314      2,000,000      70.64      3,076,923
Moschella            North side of U.S. 90           March 1992           0.14      6,098        100,000      16.40        714,286
                                                                          ----      -----        -------      -----        -------
                                                                          2.24     97,574     $3,500,000     $35.87      1,562,500

Casino Magic         U.S. 90 and Cedar Street        March 1993           1.37     59,677     $4,450,000     $74.57      3,248,175
Bally's              227 Beach Boulevard             April 1993           2.50    108,965      9,000,000      82.60      3,600,000
Lady Luck<*>         Holt Lot                        April 1993           0.67     29,250        198,000       6.77        294,868
Lady Luck            South Side of U.S. 90           June 1993            0.52     22,808      3,122,000     136.88      5,962,571
Lady Luck<*>         Sinopoli Lot                    September 1993       0.49     21,256        213,000      10.02        436,502
Lady Luck<*>         Peoples Bank Lot                September 1993       0.56     24,188        100,000       4.13        180,089
Lady Luck<*>         Mladanich Lot                   September 1993       2.70    117,600        180,000       1.53         66,673
Treasure Bay         U.S. 90 and Camelia Street      September 1993       3.20    139,392      3,200,000      22.96      1,000,000
Isle of Capri        South Side of U.S. 90           Early 1994           6.25    272,250      5,000,000      18.37        800,000
Treasure Bay         1951 Beach Boulevard            March 1994           1.51     65,776      4,680,329      71.16      3,099,537
Treasure Bay         1951 Beach Boulevard            February 1995        1.51     65,776      3,677,596      55.91      2,435,479
Golden Nugget        South Side of U.S. 90           Late 1995           20.87    908,996     27,000,000      29.70      1,293,723

<*> These four Lady Luck sites did not feature beach frontage and are currently improved with parking lots.

Indicated Price per Acre:                                               $1,300,000
Acreage of Subject Property (less Sun Golf Course):                          65.67
Indicated Land Value of Subject Property:                              $85,371,000

----------------------------------------------------------------------------------------------------------------------------------

                The preceding information indicates a sale price of $1,300,000 per acre; by applying this price to the 65.67 acres in the resort (less the Sun Golf Course), a sales price of roundly $85 million is indicated. The additional value of the golf course would then need to be added to this indicated land value. In conclusion, the value indicated by this sales comparison approach is well in excess of the combined value of the hotel component and the sandwich lease value as determined by applying an appropriate capitalization rate to the lease payment income stream.

                Based on this analysis, we have determined that an appropriate capitalization rate for this income stream would be 10%. Capitalizing the annual lease payment of $2.725 million by 10% yields an estimated market value of the sandwich leasehold position of approximately $27,300,000.

RECONCILIATION  The reconciliation is the last step in the appraisal process in
OF VALUE        which the final value is estimated from the various indications
INDICATIONS     developed by the cost, sales comparison, and income
                capitalization approaches. The relative significance, applicability, and defensibility of each indicated value are analyzed, with the greatest weight given to that approach deemed most appropriate for the property being appraised. Based on the preceding data and analyses set forth in this report, the following value indications were developed.

                Approach                                                Valuation Indication
                --------                                                --------------------

                Fee Simple Interest in Subject Real Estate
                ------------------------------------------

                Cost                                                        Not Applicable
                Sales Comparison                                      $12,800,000 to $29,300,000
                Income Capitalization (Market Value)                          $16,000,000

                Sandwich Leasehold Interest
                ---------------------------

                Cost                                                        Not Applicable
                Sales Comparison                                            Not Applicable
                Income Capitalization (Market Value)                         $27,300,000

                Careful consideration has been given to the strengths and weaknesses of the three approaches to value discussed above. We have given primary weight to the value indicated by the income capitalization approach and have made some subjective and judgmental upward and downward adjustments based on the sales comparison approach. We have also factored into the analysis our extensive experience in the hospitality industry valuing thousands of hotels.

                It is our opinion that the market value of the fee simple interest in the subject property described in this report, including the sandwich lease interest in the dock space currently leased from the State of Mississippi and leased to President Casinos, Inc., as of April 1, 1997, is not less than:

                                             $41,500,000

                          FORTY-ONE MILLION FIVE HUNDRED THOUSAND DOLLARS

                The estimate of market value for the fee simple interest includes the land and improvements, and the furniture, fixtures, and equipment. The appraisal assumes that the hotel is an open and operating facility. The estimate of value assumes a marketing period of up to one year.


                                  Very truly yours,
                                  HOSPITALITY VALUATION SERVICES
                                  Division of Hotel Consulting Services, Inc.
                                  /s/ Rodney G. Clough
                                  Consulting and Valuation Analyst


                                  /s/ Frank P. Dougherty
                                  Senior Vice President


                                  /s/ Anne R. Lloyd-Jones, CRE
                                  Senior Vice President


                                  /s/ Stephen Rushmore
                                  President



                RGC: FPD: ARL-J: SR: scl

STATEMENT OF          1.  this is a summary appraisal report, which is intended
ASSUMPTIONS               to comply with the reporting requirements set forth
AND LIMITING              under Standard Rule 2-2(b) of the Uniform Standards
CONDITIONS                of Professional Appraisal Practice for a summary
                          appraisal report. As such, it might not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraisers' opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraisers' file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraisers are not responsible for unauthorized use of this report.

                      2.  This report is to be used in whole and not in part.

                      3. No responsibility is assumed for matters of a legal nature, nor do we render any opinion as to title, which is assumed to be marketable and free of any deed restrictions and easements. The property is valued as though free and clear unless otherwise stated.

                      4. It is assumed that there are no hidden or unapparent conditions of the property, sub-soil, or structures, such as underground storage tanks, that would render it more or less valuable. No responsibility is assumed for these conditions or any engineering that may be required to discover them.

                      5. We have not considered the existence of potentially hazardous materials used in the construction or maintenance of the building, such as asbestos, urea formaldehyde foam insulation, or PCBs, nor have we considered the presence of any form of toxic waste. Furthermore, we have also not considered polychlorinated biphengyls, pesticides, and lead-based paints. The appraisers are not qualified to detect any hazardous substances and urge the client to retain an expert in this field, if desired.

                      6. The Americans with Disabilities Act (ADA) became effective on January 26, 1992. We have conducted no specific compliance survey to determine whether the subject property is in conformity with the various detailed requirements of the ADA. It is possible that the property does not comply with the requirements of the act, and this could have an unfavorable effect on the property value. Because we have no direct evidence regarding this issue, our estimate of value does not consider possible non-compliance with the ADA.

                      7. We have made no survey of the property, and assume no responsibility in connection with such matters. Sketches, photographs, maps, and other exhibits are included to assist the reader in visualizing the property. It is assumed that the use of the land and improvements is within the boundaries of the property described, and that there is no encroachment or trespass unless noted.

                      8. All information, financial operating statements, estimates, and opinions obtained from parties not employed by Hospitality Valuation Services are assumed to be true and correct. We can assume no liability resulting from misinformation.

                      9. Unless noted, we assume that there are no encroachments, zoning violations, or building violations encumbering the subject property.

                      10. The property is assumed to be in full compliance
                          with all applicable federal, state, local, and private codes, laws, consents, licenses, and regulations (including a liquor license where appropriate), and that all licenses, permits, certificates, franchises, and so forth can be freely renewed or transferred to a purchaser.

                      11. All mortgages, liens, encumbrances, leases, and
                          servitudes have been disregarded unless specified otherwise.

                      12. No portions of this report may be reproduced in any
                          form without our permission, and the report cannot be disseminated to the public through advertising, public relations, news, sales, or other media.

                      13. We are not required to give testimony or attendance
                          in court by reason of this analysis without previous arrangements, and only when our standard per diem fees and travel costs are paid prior to the appearance.

                      14. If the reader is making a fiduciary or individual
                          investment decision and has any questions concerning the material presented in this report, it is recommended that the reader contact us.

                      15. We take no responsibility for any events or
                          circumstances that take place subsequent to either the date of value or the date of our field inspection, whichever occurs first.

                      16. The quality of a lodging facility's on-site
                          management has a direct effect on a property's economic viability and value. The financial forecasts presented in this analysis assume responsible ownership and competent management. Any variance from this assumption may have a significant impact on the projected operating results and value estimate.

                      17. The estimated operating results presented in this
                          report are based on an evaluation of the overall economy, and neither take into account nor make provision for the effect of any sharp rise or decline in local or national economic conditions. To the extent that wages and other operating expenses may advance during the economic life of the property, we expect that the prices of rooms, food, beverages, and services will be adjusted to at least offset these advances. We do not warrant that the estimates will be attained, but they have been prepared on the basis of information obtained during the course of this study and are intended to reflect the expectations of a typical hotel buyer.

                      18. This analysis assumes continuation of all Internal
                          Revenue Service tax code provisions as stated or interpreted on either the date of value or the date of our field inspection, whichever occurs first.

                      19. Many of the figures presented in this report were
                          generated using sophisticated computer models that make calculations based on numbers carried out to three or more decimal places. In the interest of simplicity, most numbers have been rounded to the nearest tenth of a percent. Thus, these figures may be subject to small rounding errors.

                      20. It is agreed that our liability to the client is
                          limited to the amount of the fee paid as liquidated damages. Our responsibility is limited to the client, and use of this report by third parties shall be solely at the risk of the client and/or third parties.

                      21. Appraising hotels is both a science and an art.
                          Although this analysis employs various mathematical calculations to provide value indications, the final estimate is subjective and may be influenced by our experience and other factors not specifically set forth in this report.

                      22. Any distribution of the total value between the land
                          and improvements or between partial ownership interests applies only under the stated use. Moreover, separate allocations between components are not valid if this report is used in conjunction with any other analysis.

                      23. This study was prepared by Hospitality Valuation
                          Services, a division of Hotel Consulting Services, Inc. All opinions, recommendations, and conclusions expressed during this assignment have been rendered by the staff of Hotel Consulting Services, Inc. acting solely as employees and not as individuals. We hereby certify that we have no undisclosed interest in the property, and our employment and compensation are not contingent upon our findings and valuation.

CERTIFICATION   We, the undersigned appraisers, hereby certify:

                      1. that the statements and opinions presented in this report, subject to the limiting conditions set forth, are correct to the best of our knowledge and belief;

                      2. that Rodney G. Clough and Frank P. Dougherty personally inspected the property described in this report; Anne R. Lloyd-Jones and Stephen Rushmore participated in the analysis and reviewed the findings, but did not inspect the property;

                      3. that we have no current or contemplated interests in the real estate that is the subject of this report;

                      4. that we have no personal interest or bias with respect to the subject matter of this report or the parties involved;

                      5. that this report sets forth all of the limiting conditions (imposed by the terms of this assignment) affecting the analyses, opinions, and conclusions presented herein;

                      6. that the fee paid for the preparation of this report is not contingent upon the amount of the value estimate;

                      7. that this report has been prepared in accordance with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute;

                      8. that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives;

                      9. that this report has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice (as adopted by the Appraisal Foundation);

                      10. that no one other than the undersigned prepared the
                          analyses, conclusions, and opinions concerning real estate that are set forth in this appraisal report;

                      11. that as of the date of this report, Stephen Rushmore
                          has completed the requirements of the continuing education program of the Appraisal Institute;

                      12. that this appraisal is not based on a requested
                          minimum value, a specific value, or the approval of a loan.

                                  /s/ Rodney G. Clough
                                  ----------------------------------------
                                  Rodney G. Clough
                                  Consulting and Valuation Analyst
                                  Hotel Consulting Services, Inc.


                                  /s/ Frank P. Dougherty
                                  ----------------------------------------
                                  Frank P. Dougherty
                                  Senior Vice President
                                  Hotel Consulting Services, Inc.


                                  /s/ Anne R. Lloyd-Jones
                                  ----------------------------------------
                                  Anne R. Lloyd-Jones, CRE
                                  Senior Vice President
                                  Hotel Consulting Services, Inc.


                                  /s/ Stephen Rushmore
                                  ----------------------------------------
                                  Stephen Rushmore, CRE, MAI, CHA
                                  President
                                  Hotel Consulting Services, Inc.


                RGC: FPD: ARL-J: SR: scl